                                                                 EXHIBIT 10(b)

                            ASSET PURCHASE AGREEMENT

                               Dated June 8, 2000

                                 By and Between

                          TYCO INTERNATIONAL (US) INC.,

                         LUDLOW BUILDING PRODUCTS, INC.

                                    as Buyer

                            TYCO PLASTICS SERVICES AG

                                   as IP Buyer

                                       and

                                    K2 INC.,

                                    as Seller


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                                TABLE OF CONTENTS

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
1.   Agreement to Sell and Agreement to Purchase.........................................................1
         1.1      Other Definitional Provisions..........................................................1
         1.2      Excluded Assets........................................................................3
         1.3      Further Assurances.....................................................................3

2.   Consideration to be Paid by Buyer...................................................................3
         2.1      Purchase Price for Acquisition Assets..................................................3
         2.2      Adjustment to Purchase Price...........................................................4
         2.3      Assumed Liabilities....................................................................5
         2.4      Liabilities Not Assumed by Buyer.......................................................6
         2.5      Allocation of Purchase Price...........................................................8

3.   Representations and Warranties of Seller............................................................8
         3.1      Organization and Good Standing.........................................................8
         3.2      Authorization of Agreement.............................................................8
         3.3      Ownership of Acquisition Assets........................................................9
         3.4      Financial Condition....................................................................9
                      3.4.1    Financial Statements......................................................9
                      3.4.2    Accounting Standards......................................................9
                      3.4.3    Absence of Certain Changes................................................9
         3.5      Property of Seller....................................................................10
                      3.5.1    Real Property............................................................10
                      3.5.2    Tangible Personal Property...............................................11
                      3.5.3    Intangible Personal Property.............................................11
         3.6      Agreement Not in Breach of Other Instruments..........................................12
         3.7      Labor and Employment Matters; Pension and Employee Benefit Plans......................12
         3.8      Litigation and Compliance with Laws...................................................13
                      3.8.1    Litigation Pending or Threatened.........................................13
                      3.8.2    Violation of Law.........................................................14
                      3.8.3    Environmental Matters....................................................14
         3.9      Contracts and Other Instruments.......................................................15
         3.10     Compensation of and Indebtedness to and from Officers.................................16
         3.11     Insurance.............................................................................16
         3.12     Brokerage.............................................................................17
         3.13     Knowledge.............................................................................17
         3.14     Taxes.................................................................................17
         3.15     Product Liability and Recalls.........................................................17
         3.16     Undisclosed Liabilities...............................................................18
         3.17     Restrictions on Business Activities...................................................18
         3.18     No Illegal or Improper Transactions...................................................18
         3.19     Inventory.............................................................................18
         3.20     No Implied Warranties.................................................................18

4.   Representations and Warranties of Buyer............................................................19
         4.1      Organization; Good Standing; and Corporate Authority..................................19

                                       i

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
         4.2      Agreement Not in Breach of Other Instruments..........................................19
         4.3      Regulatory Approvals..................................................................19
         4.4      Brokerage.............................................................................19
         4.5      Sufficient Funds......................................................................19
         4.6      Reliance on Representations and Warranties............................................20

5.   Closing      ......................................................................................20

6.   Certain Understandings and Agreements of the Parties...............................................20
         6.1      Access................................................................................20
                      6.1.1    For the Buyer............................................................20
                      6.1.2    For the Seller...........................................................21
         6.2      Confidentiality and Public Announcements..............................................21
                      6.2.1    Confidentiality..........................................................21
                      6.2.2    Public Announcements.....................................................21
         6.3      Conduct of Business of Division.......................................................21
         6.4      Preservation of Organization..........................................................21
         6.5      Current Information...................................................................22
         6.6      Contracts.............................................................................22
         6.7      Completion of Transaction; Hart-Scott-Rodino..........................................22
         6.8      Accounts Receivable...................................................................22
         6.9      Condition to Transfer of Certain Contracts............................................22
         6.10     Waiver of Compliance with Bulk Sales Laws.............................................23
         6.11     Employees.............................................................................23
         6.12     Taxes.................................................................................24
         6.13     Covenant Not to Compete...............................................................24
         6.14     Cooperation with Litigation...........................................................24
         6.15     Product Claims........................................................................24

7.   Conditions to Obligations of Seller................................................................25
         7.1      Correctness of Representations and Warranties.........................................25
         7.2      Performance of Covenants and Agreements...............................................25
         7.3      Opinion of Counsel for Buyer..........................................................25
         7.4      Additional Closing Documents..........................................................25
         7.5      No Legal Bar..........................................................................25
         7.6      HSR Expiration/Termination............................................................25
         7.7      Michigan Department of Environmental Quality, Waste Management Division
                  Approval..............................................................................26

8.   Conditions to Obligations of Buyer.................................................................26
         8.1      Correctness of Representations and Warranties.........................................26
         8.2      Performance of Covenants and Agreements...............................................26
         8.3      Opinion of Counsel for Seller.........................................................26
         8.4      No Legal Bar..........................................................................26
         8.5      Transfer Documents....................................................................26
         8.6      HSR Expiration/Termination............................................................27

9.   Survival; Indemnification..........................................................................27

                                       ii

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
         9.1      Survival..............................................................................27
         9.2      Indemnification by Seller.............................................................27
         9.3      Indemnification by Buyer..............................................................27
         9.4      General Indemnification Limitations; Remediation......................................27
         9.5      Notice of Claims......................................................................28
         9.7      Third Party Claims....................................................................28
         9.7      Payments..............................................................................29
         9.8      Remedies Exclusive....................................................................29
         9.9      Certain Damages.......................................................................29

10.  Termination of Agreement...........................................................................29
         10.1     Events of Termination.................................................................29
         10.2     Rights and Obligations on Termination.................................................30

11.  Miscellaneous Provisions...........................................................................30
         11.1     Construction..........................................................................30
         11.2     Notices...............................................................................30
         11.3     Assignment............................................................................31
         11.4     Amendments and Waivers................................................................31
         11.5     Remedies..............................................................................31
         11.6     Attorneys' Fees.......................................................................31
         11.7     Binding Nature of Agreement...........................................................32
         11.8     Expenses..............................................................................32
         11.9     Entire Agreement......................................................................32
         11.10    Severability .........................................................................32
         11.11    Counterparts .........................................................................32
         11.12    Section Headings......................................................................32


                                      iii

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
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

Exhibits

         Exhibit A               Opinion of Buyer's Counsel
         Exhibit B               Opinion of Seller's Counsel

SCHEDULES

                  Schedule 1.1(c)           Location of Inventory on Consignment
                  Schedule 1.1(e)           Contracts, Leases, Sales Orders, Purchase Orders, Etc.
                  Schedule 1.1(f)           Motor Vehicles and Other Rolling Stock
                  Schedule 1.1(g)           Machinery and Equipment
                  Schedule 1.1(h)           Intangible Personal Property
                  Schedule 1.1(i)           Owned Real Estate
                  Schedule 2.5              Purchase Price Allocation
                  Schedule 3.3              Ownership of Acquisition Assets
                  Schedule 3.4.1            Financial Statements
                  Schedule 3.4.2            Accounting Standards
                  Schedule 3.4.3(i)         Capital Expenditures
                  Schedule 3.5.1            Leased Real Estate
                  Schedule 3.5.2            Tangible Personal Property
                  Schedule 3.6              Agreement Not in Breach of Other Instruments
                  Schedule 3.7              Employee Plans and Agreements
                  Schedule 3.7(c)           Labor Complaints, etc.
                  Schedule 3.8.1            Litigation
                  Schedule 3.8.2            Licenses, Permits and Authorizations
                  Schedule 3.8.3            Environmental Matters
                  Schedule 3.9.1            Contract Defaults
                  Schedule 3.10.1           Officers' and Employees' Compensation
                  Schedule 3.10.2           Indebtedness to Insiders
                  Schedule 3.11             Insurance
                  Schedule 3.13             Knowledge
                  Schedule 3.15             Product Liabilities
                  Schedule 3.17             Restrictions on Business Activities
                  Schedule 6.1.1(a)         Employees That Can Be Contacted by Buyer
                  Schedule 6.1.1(b)         Sensitive Information
                  Schedule 6.11             Transferred Employees

APPENDICES

         Appendix A                 Closing Date Balance Sheet and Net Assets

                                       iv

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of this 8th day of June, 2000 by and between Tyco International (US) Inc., a Massachusetts corporation ("TYCO"), Ludlow Building Products, Inc., a Virginia corporation ("BUYER"), Tyco Plastics Services AG, a Swiss corporation ("IP BUYER"), and K2 Inc., a Delaware corporation ("SELLER"). (Except as used in this paragraph and Sections 1, 4.1, 9 and 11.3 of this Agreement, the term "Buyer" is used herein to refer to Tyco, Buyer and IP Buyer collectively.)

                                    RECITALS

         1. Seller's division, Simplex Products (the "DIVISION"), is engaged in the business of manufacturing and selling a variety of industrial and building products, including exterior sheathing and housewrap, recycled chipboard, exterior insulative finishing systems ("EIFS"), industrial flexible packaging materials, paperboard products and container components.

         2. Tyco desires to cause Buyer and IP Buyer to acquire, and Seller desires to sell, all of the assets (tangible and intangible), properties and goodwill of Seller used or held for use primarily in the Division, on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1.       AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

                  1.1 ASSETS TO BE CONVEYED. On the Closing Date (as hereinafter defined) Seller shall convey, transfer, assign, sell and deliver to Buyer and IP Buyer, and Tyco shall cause Buyer and IP Buyer to acquire, accept and purchase, all of the assets, properties and rights of Seller used or held for use primarily in the Division (hereinafter collectively referred to as the "ACQUISITION ASSETS") including, but not limited to, the following:

                           (a) Prepaid items and deposits of the Division;

                           (b) Accounts receivable, notes and notes
receivable arising from the conduct of the Division's business (the "ACCOUNTS RECEIVABLE");

                           (c) Inventories of raw material, work-in-process
and finished goods of the Division (collectively, the "INVENTORY"), whether located at the premises of the Division or elsewhere, including, without limitation, inventory of the Division held by third parties on consignment at the locations listed in SCHEDULE 1.1(c) attached hereto;

                           (d) Office supplies, drums, containers, tote bins
and other packaging material, spare parts, safety equipment, maintenance supplies and other similar items of the Division;

                           (e) Subject to Section 6.9 hereof, real property
leases (including, but not limited to, leases relating to the Leased Real Estate (as hereinafter defined)), equipment or other leases, licenses, contracts, agreements, purchases or sales orders or commitments, written or oral (collectively, the "CONTRACTS"), including, without limitation, those set forth on SCHEDULE 1.1.(e);

                           (f) Motor vehicles and other rolling stock used by
the Division, including those which are listed in SCHEDULE 1.1(f) attached hereto;

                           (g) Machinery, equipment, tooling, dies, tools,
furniture, fixtures, cranes and craneways owned or used by the Division on the Closing Date (hereinafter referred to collectively with the motor vehicles and other rolling stock owned or used by Seller as the "FIXED ASSETS"), whether or not fully depreciated on the books and records of Seller, including, without limitation, those assets set forth in SCHEDULE 1.1(g) attached hereto;

                           (h) Domestic and foreign patents, patent
applications, copyrights, copyright applications, trademarks, trademark applications, service marks, service mark applications, trade names (including without limitation the names "THERMO-PLY," "BREATHEDRY," "FINESTONE," "BARRICADE," "R-WRAP" and all derivatives and variants thereof) and trade name registrations (in any such case, whether registered or to be registered in the United States of America or elsewhere) and processes, inventions, trade secrets, trade names, computer programs, formulae, know how and other intangible personal property (all of the foregoing in this Section 1.1(h) being hereinafter referred to collectively as "INTANGIBLE PERSONAL Property") used or held for use primarily in the Division, including, without limitation, those items set forth in SCHEDULE 1.1(h) attached hereto;

                           (i) The real property commonly known as the
Adrian, Michigan plant, the Constantine, Michigan plant and the Jacksonville, Florida facility (the "OWNED REAL ESTATE") and more particularly described on
SCHEDULE 1.1(i) attached hereto, including without limitation all improvements and fixtures located thereon and all rights and interests appurtenant thereto (such real property, improvements, fixtures and appurtenant rights and interests being hereinafter referred to collectively with the Leased Real Estate as the "REAL PROPERTY");

                           (j) All federal, state, local and foreign
licenses, permits and other governmental authorizations relating to the Division, including without limitation those listed in SCHEDULE 3.8.2;

                           (k) All goodwill of the Division, customer lists,
sales brochures, computer software, books, records and accounts, correspondence, production records, employment records and any confidential information relating to or arising out of the Division, it being understood that Seller will retain duplicate copies of such books, records, accounts and other information as it may deem appropriate for its tax and other ongoing record keeping requirements;

                           (l) All rights of Seller under express or implied
warranties from the suppliers of Seller with respect to the Acquisition Assets; and

                           (m) computer systems, equipment and other assets,
properties or rights of Seller used in the Division.

With respect to the Acquisition Assets listed above, IP Buyer will acquire those Acquisition Assets referred to in Section 1.1(h).

                  1.2 EXCLUDED ASSETS. Notwithstanding Section 1.1 hereof, Seller is not selling, and Buyer is not purchasing, pursuant to this Agreement, any of the following (the "EXCLUDED ASSETS"), all of which shall be retained by Seller:

                           (a)   Cash, cash equivalents and marketable
securities;

                           (b) Rights of Seller under this Agreement and the
agreements, instruments and certificates delivered in connection with this Agreement;

                           (c) Seller's minute books, tax returns and other
corporate documents;

                           (d) Seller's duplicate copy of the books, records
and accounts of the Division;

                           (e) All rights to claims, available to or being
pursued by Seller for refunds of or credits against income taxes attributable to the Division for taxable periods ending on or before the Closing Date and for the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date (the "PRE-CLOSING TAX PERIODS") (determined as if such taxable period ended as of the close of business on the Closing Date).

                           (f) The name and mark "K2" and any name or mark
derived from or including the foregoing and any other name or mark owned by the Seller and not used by the Division;

                           (g) All rights of Seller under any liability
insurance policies except for those disclosed in SCHEDULE 3.11 attached hereto; and

                           (h) Computer programs, systems, equipment,
intangible personal property and any other assets, properties or rights of Seller used generally in the conduct of Seller's business and not used or held for use in the Division.

                  1.3 FURTHER ASSURANCES. On the Closing Date and from time to time thereafter, Seller will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title and interest in and to the Acquisition Assets and otherwise in order to carry out the purpose and intent of this Agreement.

         2. CONSIDERATION TO BE PAID BY BUYER.

                  2.1 PURCHASE PRICE FOR ACQUISITION ASSETS. The aggregate purchase price for the Acquisition Assets (the "PURCHASE PRICE") shall be $27,500,000, subject to adjustment under Section 2.2. The Purchase Price shall be paid to Seller by wire transfer at the Closing (as hereinafter defined) to an account designated by Seller at least three (3) business days prior to the Closing Date.

                  2.2 ADJUSTMENT TO PURCHASE PRICE. The Purchase Price shall be subject to adjustment after the Closing in accordance with the following procedure:

                           (a) As soon as practicable (but in no event later
than forty-five (45) days after the Closing Date), Seller, with Buyer's cooperation, shall prepare and deliver an unaudited balance sheet of the Division as of the Closing Date (the "CLOSING DATE BALANCE SHEET") including a calculation of the Net Assets, as of the Closing Date. As used herein, "NET ASSETS" shall mean the net assets of the Division as shown on the Closing Balance Sheet. In connection with the Closing Date Balance Sheet, the physical inventory of the Acquisition Assets shall be jointly conducted by Seller and Buyer. The Closing Date Balance Sheet and Net Asset calculation:
(i) shall include only the Acquisition Assets and Assumed Liabilities of the Division, (ii) shall be prepared in accordance with GAAP, except as set forth on SCHEDULE 3.4.2, and (iii) in all cases where there is a permissible choice among accounting principles and procedures in accordance with GAAP, shall be prepared on a basis consistent with Seller's Balance Sheet as of April 2, 2000, except as indicated on APPENDIX A. Attached hereto as APPENDIX A is statement of Net Assets of the Division, as of April 2, 2000, which illustrates, and shall be used as a model, in preparing the statement of Net Assets as of the Closing Date. Seller's Chief Financial Officer shall certify that the Closing Date Balance Sheet fairly reflects the financial position of the Division as of the Closing Date (exclusive of the Excluded Assets) and is prepared in accordance with the provisions of this Section 2.2(a).

                           (b) If the Net Assets of the Division set forth in
the Closing Date Balance Sheet are less than $24,827,000, the Purchase Price shall be reduced to the extent of the difference. If the Net Assets of the Division set forth in the Closing Date Balance Sheet are more than $24,827,000, the Purchase Price shall be increased to the extent of the difference. The amount of any increase in the Purchase Price shall be paid by Buyer to Seller within five (5) days after final determination of the Net Assets, with interest from the date of Closing at the prime rate of Bank of America N.T.S.A., as in effect from time to time. The amount of any reduction in the Purchase Price shall be refunded by Seller to Buyer within five (5) days after such final determination, with interest for the period and at the rate set forth in the preceding sentence. Any amounts payable hereunder shall be payable by wire transfer in immediately available funds to an account designated by the party entitled to such payment at least one day before the wire transfer.

                           (c) Buyer shall have a reasonable time, not in
excess of thirty (30) days, to review the Closing Date Balance Sheet and the Net Assets and Seller shall cooperate in furnishing all such working papers and accounting records as Buyer shall reasonably request for such purpose. If Buyer does not timely deliver a "Contest Notice" (as hereinafter defined) in accordance with Section 2.2(d), the Closing Date Balance Sheet, Net Assets and the Purchase Price adjustment derived therefrom will be final and binding on the parties. If a Contest Notice is so delivered, the Closing Date Balance Sheet, Net Assets and any adjustment to the Purchase Price shall be determined as set forth below.

                           (d) In the event that Buyer contests any part of
the Purchase Price as adjusted, as set forth above, Buyer shall give Seller written notice of its objections thereto (a "CONTEST NOTICE") within thirty
(30) days following the delivery of the Closing Date Balance Sheet. Any such Contest Notice shall specify in reasonable detail the nature of any disagreement asserted and the amount claimed by Buyer. Buyer's right to contest the Purchase Price, as adjusted hereunder, shall be limited to the inclusion on the Closing Date Balance Sheet of assets that do not exist. Without limiting the generality of the foregoing, Buyer expressly waives any right to challenge the amount of any reserve or accrual reflected on the Closing Date Balance Sheet so long as there is no downward movement in such reserve or accrual reflected in Seller's Balance Sheet as of April 2, 2000.

                           (e) During the period of thirty (30) days
following the timely delivery of any such Contest Notice, Buyer and Seller shall attempt to resolve any differences which Buyer and Seller may have with respect to any matter specified in the Contest Notice (which resolution, if any, shall be final and binding on all the parties). If, at the end of such thirty (30) day period, Buyer and Seller shall fail to reach written agreement with respect to all of such matters, then the matters specified in any Contest Notice with respect to which such written agreement has not been reached (the "DISPUTED MATTERS") shall be submitted for determination by an independent certified public accounting firm of national standing (the "ACCOUNTANTS") mutually selected by Buyer's accountants and Seller's accountants, respectively. The Accountants shall consider only the Disputed Matters. The Accountants shall not be required to follow any particular rules of procedure, it being the intention of the parties to create a flexible, practical and expeditious method for resolving any disagreement hereunder. The Accountants' decision with respect to all Disputed Matters shall be final and binding upon the parties hereto.

                           (f) Each party shall bear its own costs and
expenses for its independent auditors. The fees and expenses of the Accountants incurred in connection with its review and determination of any Disputed Matters shall be borne one-half by Buyer and one-half by Seller.

                  2.3 ASSUMED LIABILITIES. As further consideration for consummation of the transactions contemplated hereby, subject to Section 2.4 hereof, at the Closing, Buyer shall assume and agree to thereafter pay when due and discharge and indemnify Seller and hold Seller harmless with respect to the following liabilities (the "ASSUMED LIABILITIES"):

                           (a) All obligations and liabilities of Seller
under Contracts that are to be acquired by Buyer pursuant to the provisions of this Agreement;

                           (b) All accounts payable owed by Seller arising
out of operations of the Division or otherwise in respect of the Division;

                           (c) All obligations and liabilities (other than
non-contractual product liability claims for defective products) in respect of any and all products made (if the date of manufacture is readily determinable) and sold by the Division on or after the Closing Date, including obligations and liabilities for refunds, adjustments, allowances, rebates, repairs, exchanges, returns and warranties of merchantability and other contractual warranty claims;

                           (d) All non-contractual obligations and
liabilities in respect of product liability claims relating to any and all defective products (other than building products) made (if the date of manufacture is readily determinable) and sold by the Division on or after the Closing Date, including obligations and liabilities for property damage and related refunds, adjustments, allowances, repairs, exchanges, returns, claims of warranty of merchantability and other claims;

                           (e) All non-contractual obligations and
liabilities in respect of product liability claims for any and all defective building products made (if the date of manufacture is readily determinable) and sold by the Division on or after the Closing Date, including obligations and liabilities for property damage and related refunds, adjustments, allowances, repairs, exchanges, returns, claims of warranty of merchantability and other claims;

                           (f) Environmental Liabilities related to the real
property included in the Acquired Assets relating to any facts or circumstances arising on or after the Closing Date;

                           (g) All obligations and liabilities in respect of
personal injury or property damage claims with respect to any real property included in the Acquired Assets as to which the date of such damage or injury (as determined in a manner consistent with the determination of the date of loss under an "occurrence based" insurance policy) was on or after the Closing Date;

                           (h) All obligations and liabilities arising under
or in connection with (i) accrued payroll and accrued vacation with respect to all Transferred Employees; (ii) accrued benefits other than severance benefits, if any, under the Paper Industry Union Management Pension Fund (the "PAPER INDUSTRY PLAN"); (iii) severance of any Transferred Employee who is terminated as a result of or in connection with the transactions contemplated hereby, who does not accept Buyer's offer of employment pursuant to Section
6.11 hereof or who terminates employment with Buyer after the Closing Date;
(iv) post-retirement medical benefits for Transferred Employees pursuant to the terms of any applicable Collective Bargaining Agreement; and (v) any wrongful termination, grievance or other employment related claim brought by any Transferred Employee whose employment is terminated following the Closing Date to the extent that such claim is solely attributable to the actions of Buyer subsequent to the Closing Date; provided, however, that (A) (x) accrued payroll with respect to all Transferred Employees, (y) accrued vacation with respect to all hourly employees and (z) the monthly liabilities with respect to the Paper Industry Plan accrued through the Closing Date shall only be included to the extent reflected or reserved on the Closing Balance Sheet and
(B) with respect to claims arising pursuant to benefits described in clause
(iv) of this Section 2.3(h), Buyer will administer all such claims and Seller shall reimburse Buyer for the portion of any payments attributable to the Transferred Employees based upon years of service prior to the Closing Date; and

                           (i) All other liabilities, contingent or
otherwise, owed by Seller, to the extent arising prior to the Closing Date out of the conduct of the Division Business by Seller and to the extent that they are reflected or reserved on the Closing Date Balance Sheet (including, without limitation, obligations and liabilities in respect of products sold by the Division prior to the Closing Date). In addition to the foregoing, to the extent of the unused Basket Amount referred to in Section 9.4(a), Buyer shall assume obligations and liabilities of the kind referred to in Section 2.3(c) above in respect of products sold by the Division prior to the Closing Date.

                  2.4 LIABILITIES NOT ASSUMED BY BUYER. Buyer shall not be deemed by anything contained in this Agreement to have assumed and Seller hereby agrees to fully pay and perform in a prompt and timely manner and to indemnify Buyer and hold Buyer harmless with respect to the following excluded liabilities (the "EXCLUDED LIABILITIES"):

                           (a) Any liability of Seller to any person or
entity the existence of which constitutes a breach of any covenant, agreement, representation or warranty of Seller contained in this Agreement;

                           (b) Any liability of Seller for any federal,
state, local, foreign or other taxes, except to the extent liabilities or reserves therefor are included on the Closing Date Balance Sheet;

                           (c) Any non-contractual obligations and
liabilities in respect of product liability claims related to any defective products (other than building products) made (if the date of manufacture is readily determinable) or sold by the Division prior to the Closing Date, including obligations and liabilities for property damage and related refunds, adjustments, allowances, repairs, exchanges, returns, claims of warranty of merchantability and other claims;

                           (d) Any non-contractual obligations and
liabilities in respect of product liability claims related to any defective building products made (if the date of manufacture is readily determinable) or sold by the Division prior to the Closing, including obligations and liabilities for property damage and related refunds, adjustments, allowances, repairs, exchanges, returns, claims of warranty of merchantability and other claims

                           (e) All Environmental Liabilities relating to the
real property included in the Acquired Assets arising out of any facts or circumstances existing or arising prior to the Closing Date;

                           (f) All obligations arising in respect of personal
injury or property damage claims with respect to any real property included in the Acquired Assets as to which the date of such injury or loss (as determined in a manner consistent with the determination of the date of loss under an "occurrence based" insurance policy) was prior to the Closing Date;

                           (g) Except as set forth in SECTION 2.3(h) or
2.3(i) and except for liabilities under Contracts to be acquired by Buyer as a part of the Acquired Assets, any liability of Seller under any "EMPLOYEE BENEFIT PLANS" for any event occurring prior to the Closing Date or any obligation for benefits accrued prior to the Closing Date. "Employee Benefit Plans" means any employee pension benefit plans (as defined in Section (3)(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee welfare benefit plans (as defined in Section 3(1) of ERISA, bonus, deferred compensation, incentive compensation, stock ownership, phantom stock, disability, death, dependent care, employee assistance, scholarship or other plan or program, arrangement or understanding (whether or not covered by ERISA) maintained in whole or in part, contributed to, or required to be contributed to by Seller for the benefit of any present or former officer, employee, or director of Seller or any entity which is under common control with Seller within the meaning of Section 414 of the Internal Revenue Code of 1986 (the "CODE"), any such entity being hereafter referred to as a "COMMONLY CONTROLLED ENTITY");

                           (h) Any liability or obligation relating to claims
related to wrongful termination, occupational safety, workers' or workmen's compensation or grievance proceedings arising out of events occurring on or before the Closing Date except to the extent any of the foregoing (i) arise in connection with the termination of any Transferred Employee following the Closing Date or (ii) are reflected on the Closing Date Balance Sheet;

                           (i) Any liability arising under or in connection
with the matters set forth in Schedules 3.8.1, 3.8.2 and 3.15 attached hereto, except, in each case, to the extent of any reserve therefor set forth on Closing Balance Sheet and except, in the case of Section 3.15, to the extent referred to in the last sentence of Section 2.3(i); and

                           (j) Any liability or obligation arising as a
result of any breach by Seller prior to the Closing Date of its obligations under that certain Contract dated December 26, 1995 between the Division and the Michigan Department of Environmental Quality Waste Management Division (the "Michigan Contract").

                  2.5 ALLOCATION OF PURCHASE PRICE. The parties hereto agree to allocate the Purchase Price prior to the Closing among the Acquisition Assets. Seller and Buyer shall jointly complete and separately file Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with such allocation, and unless required by law, each of the parties shall refrain from taking a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without written consent of the other in each instance.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

                  3.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to carry on the business of the Division as it is now and has since its organization been conducted and to own, lease or operate the Acquisition Assets and is duly licensed or qualified to do business and in good standing as a foreign corporation under the laws of every jurisdiction in which the name of the activities conducted by Seller and/or the character of the assets owned or leased by Seller makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect . As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any change in or effect on the business or properties of the Division that (a) is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Division taken as a whole (excluding adverse changes that are the result of:
(i) economic factors affecting the economy as a whole and (ii) the announcement and pendency of the transactions contemplated hereby) or (b) materially impairs or prohibits the ability of Seller and Buyer to consummate the transactions contemplated by this Agreement.

                  3.2 AUTHORIZATION OF AGREEMENT. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                  3.3 OWNERSHIP OF ACQUISITION ASSETS. Seller is the lawful owner of or, in the case of leased assets, has the right to use and transfer to Buyer each of the Acquisition Assets, and the Acquisition Assets are free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of every kind and nature (collectively, "LIENS"), other than Liens disclosed pursuant to this Agreement and encumbrances and restrictions affecting real property which do not materially interfere with the present use thereof. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquisition Assets in Buyer, free and clear of all Liens, except as referred to in the preceding sentence. The Acquisition Assets include all assets, rights and interests necessary for the conduct of the Division, as presently conducted, except as disclosed in SCHEDULE 3.3.

                  3.4. FINANCIAL CONDITION.

                           3.4.1 FINANCIAL STATEMENTS. Seller has furnished
to Buyer unaudited financial statements of the Division, consisting of balance sheets as of December 31, 1999 and consolidated statements of income and cash flows for the year then ended (the "FINANCIAL STATEMENTS"). The Financial Statements, including the footnotes thereto, are attached hereto as
Schedule 3.4.1.

                           3.4.2 ACCOUNTING STANDARDS. The Financial
Statements: (i) have been prepared in accordance with the books and records of Seller; (ii) have been prepared in accordance with GAAP in a manner consistent with past practice, except for adjustments as set forth on
SCHEDULE 3.4.2; and (iii) present fairly the financial position and results of operations of the Division at and for the fiscal periods indicated therein; except for the absence of certain information and footnotes required for complete financial statements prepared in accordance with GAAP and except as disclosed in the footnotes thereto.

                           3.4.3 ABSENCE OF CERTAIN CHANGES. Since December
31, 1999, there has not been relating to the Division:

                                    (a) any sale, distribution, transfer or
subjection to any Lien of any of Seller's assets, except sales of inventory in the ordinary and usual course of business;

                                    (b) any increase in the salary or other
compensation or benefits payable or to become payable to any officer, director or employee, other than routine increases in the ordinary course of business consistent with past practices;

                                    (c) any adoption of a new benefit plan or
any amendment to an existing benefit plan for the employees or officers of the Division;

                                    (d) any transaction by Seller not in the
ordinary and usual course of business;

                                    (e) any Material Adverse Effect;

                                    (f) any damage, destruction or loss,
whether or not covered by insurance, which has a Material Adverse Effect;

                                    (g) any material alteration in the manner
in which Seller keeps its books, accounts or records or in the accounting practices therein reflected, including the recognition and computation of accrued expenses;

                                    (h) the incurrence of any indebtedness
for borrowed money or any commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others, or any prepayment of long-term debt;

                                    (i) except as listed on SCHEDULE 3.4.3(i)
or as provided elsewhere herein, any acquisition or lease of or commitment to acquire or lease any realty, or any capital expenditure in excess of $50,000 individually or in the aggregate; or

                                    (j) any change in the operations,
business or manner of conducting the Division, other than changes in the ordinary and usual course of business consistent with prior practice, none of which, individually or in the aggregate, has had or is expected to have a Material Adverse Effect.

                  3.5 PROPERTY OF SELLER.

                      3.5.1 REAL PROPERTY.

                                    (a) Except for the Owned Real Estate and
the real property commonly known as the (i) Jacksonville, Florida sales office, which constitutes the leased premises under the Lease between Seller as lessee and Beach Marine as lessor (the "JACKSONVILLE OFFICE LEASE"), (ii) Jacksonville, Florida warehouse, which constitutes the leased premises under the Lease between Seller as lessee and Eastport Partner as lessor (the "JACKSONVILLE WAREHOUSE LEASE"), (iii) Adrian, Michigan railsiding, which constitutes the leased premises under the Lease between Seller as lessee and Norfolk & Western as lessor (the "ADRIAN RAILSIDING LEASE"), (iv) Adrian, Michigan Group headquarters, which constitutes the leased premises under the Lease between Seller as lessee and Mangold LLC as lessor (the "ADRIAN HEADQUARTERS LEASE") and (v) Seattle, Washington office, which constitutes the leased premises under the Lease between Seller as lessee and Gabriel Enterprises as lessor (the "SEATTLE LEASE" and together with the Jacksonville Office Lease, the Jacksonville Warehouse Lease, the Adrian Railsiding Lease and the Adrian Headquarters Lease, the "LEASED REAL ESTATE"), each as more fully described in SCHEDULE 3.5.1, there is no parcel of real property, building or other improvement owned or leased by Seller and used by the Division. Seller owns the Owned Real Estate free and clear of all Liens and such other covenants, restrictions, easements and imperfections of title as do not materially interfere with the present use of such property;

                                    (b) All of the buildings, fixtures and
other improvements located on the Real Property are, in all material respects, in satisfactory operating condition and repair, and the operation thereof as presently conducted is not in material violation of any applicable building code, zoning ordinance or other law or regulation;

                                    (c) Seller holds valid and effective
certificates of occupancy, underwriters' certificates relating to electrical work, zoning, building, housing, safety, fire and health approvals and all other material permits and licenses required by applicable law relating to the operation of the Real Property;

                                    (d) Seller has not experienced during the
two (2) years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required by Seller in the operation of the Division during such period; and

                                    (e) There is no condemnation or eminent
domain proceeding pending which relates to the Real Property, and, to the knowledge of Seller, there is no such proceeding threatened by any relevant governmental authority nor any such proceeding to which Seller is not a party but as to which its properties are subject which materially and adversely affects any of such properties.

                           3.5.2 TANGIBLE PERSONAL PROPERTY. SCHEDULE 1.1(f)
or SCHEDULE 1.1(g) lists each item of tangible personal property (other than Inventory) owned by Seller or in the possession of Seller which is to be transferred to Buyer pursuant hereto and an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property the rights to which are to be transferred to Buyer pursuant hereto under leases or other similar agreements included in the Contracts. Except as otherwise indicated on SCHEDULE 3.5.2, Seller owns all of the tangible personal property used in the Division free and clear of all Liens, and except as set forth in Section 1.2, all such property will be transferred to Buyer at the Closing free and clear of all Liens. Each item of such tangible personal property is located on the Real Property and is in satisfactory operating condition and repair subject to normal wear and tear.

                           3.5.3 INTANGIBLE PERSONAL PROPERTY. SCHEDULE
1.1(h) lists (i) an identification of each domestic and foreign patent, patent application, copyright, copyright application, trademark, trademark application, service mark, service mark application and trade name (the "INTELLECTUAL PROPERTY") owned by Seller or used by Seller in the conduct of the business of the Division and (ii) a true and complete list of all licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for each such item of Intellectual Property. Except as otherwise indicated on SCHEDULE 1.1(h), Seller owns or has a valid license to use all of such Intellectual Property free and clear of all Liens, and, all such Intellectual Property will be transferred to Buyer at the Closing free and clear of all Liens.

                                    (a) There have not been any actions or
other judicial or adversary proceedings involving Seller concerning any of the Intangible Personal Property included in the Acquisition Assets, nor, to the knowledge of Seller, is any such action or proceeding threatened;

                                    (b) Seller has the right and authority to
use all items of Intangible Personal Property included in the Acquisition Assets in connection with the conduct of the Division in the manner presently conducted and to convey such right and authority to Buyer, and such use does not, to the knowledge of Seller, conflict with, infringe upon or violate any patent, copyright, trademark, service mark, trade secret, trade name or other right of any other person, firm or corporation;

                                    (c) There are no outstanding, nor, to the
knowledge of Seller, are there any threatened, disputes or disagreements with respect to any licenses or similar agreements or arrangements included in the Intangible Personal Property included in the Acquisition Assets and the consummation of the transactions contemplated hereby will not impair any right or privilege enjoyed by Seller under any license granted to Seller by others, or give rise to the termination or cancellation thereunder except as disclosed in Schedule 1.1(h) attached hereto;

                                    (d) The conduct of the business of the
Division does not, to the knowledge of Seller, conflict with any patent, copyright, trademark, service mark, trade secret, trade name or other similar rights of others; and

                                    (e) To the knowledge of Seller (i) there
is no person, firm or corporation engaging in any activity or using any of the Intellectual Property that infringes upon, or conflicts with, the rights of the Division, and (ii) there has been no misappropriation of any material trade secrets or other confidential rights of the Division by any person, firm or corporation.

                  3.6 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Except as set forth in SCHEDULE 3.6, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any Contract or any other material agreement, indenture or other instrument to which Seller is a party or by which Seller is bound, the Certificate of Incorporation or Bylaws of Seller, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Seller.

                  3.7 LABOR AND EMPLOYMENT MATTERS; PENSION AND EMPLOYEE BENEFIT PLANS.

                           (a) Except as set forth in SCHEDULE 3.7 attached
hereto, there is no (i) collective bargaining agreement or other labor agreement to which Seller is a party or by which it is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, retirement, welfare, incentive or severance plan, policy or contract to which Seller is a party or by which it is bound; or (iii) each employee benefit plan and arrangement including plans described in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which Transferred Employees (as defined in Section 6.11) currently participate. Seller has made available to Buyer copies of all current documents and instruments governing such plans;

                           (b) Each of the plans listed in Schedule 3.7 have
been administered in compliance with their terms and with all filings, reporting, disclosure and other requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code") and each plan (together with its related funding instrument) which is an employee pension benefit plan is qualified under Section 401 of the Code and the regulations issued thereunder, and each plan and its related funding instrument have been the subject of a favorable determination letter issued by the

Internal Revenue Service holding that such plan and its related funding instrument are so qualified;

                           (c) Other than routine claims for benefits made in
the ordinary course of business, there are no pending claims, investigations, or causes of action ("Claims") and to the best knowledge of Seller and its affiliates, no such claims are threatened against any plan listed in Schedule
3.7 or fiduciary of any such plan by any participant, beneficiary or governmental agency with respect to the qualification or administration of such plan;

                           (d) No withdrawal liability (as defined in Section
4021, 4063 or 4064 of the Code or ERISA) has been, or will be, incurred as a result of the transactions contemplated by this agreement with respect to, any defined benefit plan or multi-employer plan covering the Transferred Employees;

                           (e) No party to any such agreement, plan or
contract is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto; and

                           (f) Seller has complied in all material respects
with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to such authorities, all amounts required to be withheld from such employees of Seller and is not liable for any arrearages of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in SCHEDULE 3.7(c) attached hereto, there is no: (i) unfair labor practice complaint against Seller pending before the National Labor Relations Board or any state or local agency or any basis for any such complaint; (ii) pending labor strike or other material labor trouble affecting the Division;
(iii) labor grievance pending against Seller or any basis for any such grievance; (iv) pending representation question respecting the employees of the Division; (v) pending arbitration proceedings arising out of or under any collective bargaining agreement to which Seller is a party; (vi) to the knowledge of Seller, any basis for which a claim may be made under any collective bargaining agreement to which Seller is a party; or (vii) pending or, to the knowledge of Seller, threatened claim against Seller regarding the discharge or dismissal of any employee based on discrimination or for any other reason and, to the knowledge of Seller there is no basis for any such claim. All reasonably anticipated obligations of Seller (whether arising by operation of law, by contract, by past custom or otherwise), for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to the officers, directors or other employees of the Division in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the ordinary course of business in the books and records of Seller.

                  3.8 LITIGATION AND COMPLIANCE WITH LAWS.

                           3.8.1 LITIGATION PENDING OR THREATENED. Except as
set forth in SCHEDULE 3.8.1, there is no action, suit, arbitration, proceeding, grievance or investigation, pending or (to the knowledge of Seller) threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which Seller is a party or to which the Division is subject, nor is Seller, or any officer or employee of Seller enjoined from any action or subject to any continuing restriction which may adversely affect the Division.

                           3.8.2 VIOLATION OF LAW. Seller is not in material
violation of any provision of any law, decree, order or regulation (including, without limitation, those relating to antitrust or prohibiting other anti-competitive business practices, those relating to employment practices, such as discrimination, health and safety, and those relating to minority business enterprises), applicable to the Division. Seller has all material federal, state, local, foreign and other licenses, permits and other governmental authorizations required in the conduct of the business of the Division and the operation of its properties. Such licenses, permits and other governmental authorizations, including those obtained under applicable Environmental Laws (as hereinafter defined) are listed in SCHEDULE 3.8.2. Except as provided by this Agreement, no notice to, filing with, or approval or consent of, any governmental agency or body issuing any of the permits, licenses or other governmental authorizations, or otherwise having jurisdiction over Seller or the Division or the operations or properties of the Division, is required in order to permit the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Acquisition Assets or the continuation of the Division after the Closing. No present or, to the knowledge of Seller, prospective zoning or use restriction will adversely affect the business of the Division as now conducted or as presently proposed to be conducted hereafter, and the present conduct of the business of the Division is not dependent upon any so-called "non-conforming use" exception or any other exception which would terminate or otherwise be impaired by the transactions contemplated hereby. Seller is not a party to any consent decree issued by any governmental agency, authority or body relating to the Division.

                           3.8.3 ENVIRONMENTAL MATTERS. Except as set forth
in SCHEDULE 3.8.3 attached hereto:

                                    (a) Seller is in compliance in all
material respects with all Environmental Laws (as defined below) which are applicable to the business, operations or assets of the Division;

                                    (b) Seller holds, and is in compliance in
all material respects with, all permits, licenses, franchises, approvals and authorizations by governmental or regulatory authorities or bodies (collectively, "PERMITS") required under Environmental Laws for Seller to conduct the business of the Division conducted by it;

                                    (c) Prior to the date of this Agreement,
(i) to Seller's knowledge, there are no events, conditions, actions, or omissions relating to the conduct of the business of the Division that have given or will give rise to any Environmental Liability (as defined below) based on or related to the use, processing, generation, treatment, storage, disposal, transport, emission, discharge, release or threatened release of any Hazardous Substance (as defined below), and (ii) Seller has not received any written notice of the institution or pendency of any lawsuit, action, proceeding, investigation or claim by any person alleging any Environmental Liability arising from or relating to the conduct of the business of the Division;

                                    (d) As used herein:

                                    "ENVIRONMENTAL LAWS" means any domestic
or foreign, federal, state, interstate or local statute, law or regulation having the force of law and in effect and promulgated as such as of the Closing Date (collectively, "PRE-CLOSING ENVIRONMENTAL LAWS AND REGULATIONS") or any order, injunction, judgment, decree, common law or other enforceable requirement of any governmental entity, except to the extent that it sets forth more stringent or additional requirements than those authorized by Pre-Closing Environmental Laws and Regulations, and relating to the protection of human health, safety or the environment, including any of the foregoing related to: (i) Remedial Actions (as defined below); (ii) the reporting, licensing, permitting, or investigating of the emission, discharge, release or threatened release of Hazardous Substances into the air, surface water, groundwater or land; (iii) the manufacture, release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iv) the protection of the health and safety of employees or the public;

                                    "ENVIRONMENTAL LIABILITY" means any
liability or obligation arising under Environmental Laws in connection with the Acquired Assets or the business or operation of the Division to the extent arising from any condition existing or any act or omission of Seller at or prior to the Closing Date, including claims, demands, assessments, judgments, orders, causes of action (including toxic tort suits), notices of actual or alleged violations or liability (including such notices regarding the disposal or release of Hazardous Substances on the premises or elsewhere), proceedings and any associated costs, assessments, losses, damages (except consequential damages), obligations, liabilities, awards, fines, sanctions, penalties, or amounts paid in settlement (including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents of such person);

                                    "HAZARDOUS SUBSTANCE" means any substance
or material: (i) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; (ii) that is considered toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise regulated under any Environmental Law; or (iii) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls or asbestos; and

                                    "REMEDIAL ACTION" means any response
action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity required by any Environmental Law to clean up, remove, remediate, treat or abate any Hazardous Substance in the environment.

                  3.9 CONTRACTS AND OTHER INSTRUMENTS.

                           3.9.1 Except as set forth in SCHEDULE 3.9.1
attached hereto, there has not occurred any material default under any Contract on the part of Seller or, to the knowledge of Seller, on the part of the other parties thereto, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute any default under any Contract. Except as set forth in SCHEDULE 3.6 attached hereto, no consent of any party to any Contract is required in order to permit the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby, or the sale, transfer or delivery of the Acquisition Assets or the assumption of the liabilities to be assumed by Buyer under Section 2.3, nor will the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Acquisition Assets or the assumption of the liabilities to be assumed by Buyer, result in a material breach of any of the terms and provisions of, or constitute a default under, or conflict with, or result in a modification of, any Contract of Seller, except for such breaches, defaults, conflicts or modifications that would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                           3.9.2 SCHEDULE 1.1(e) attached hereto lists each
Contract, except: (a) agreements for the purchase by Seller of goods, materials, supplies or services in the ordinary course of business involving less than $50,000 in consideration in each such case; and (b) agreements for the sale of goods or services in the ordinary course of business in which the sales price of the goods to be sold and the services to be rendered pursuant to each such agreement is less than $50,000 for each such agreement. True and complete copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Buyer by Seller.

                  3.10 COMPENSATION OF AND INDEBTEDNESS TO AND FROM OFFICERS.

                           3.10.1 SCHEDULE 3.10.1 attached hereto sets forth
a true and complete list of the names of and offices held by the officers of the Division. The current compensation of each of the officers and employees of the Division (including salary, bonus, other incentive compensation and other perquisites and benefits) has been disclosed in writing to Buyer, except for any officer or employee whose aggregate compensation is less than $50,000 per annum.

                           3.10.2 Except as set forth in SCHEDULE 3.10.2,
Seller has no financial obligation and is not otherwise indebted to any person who is an officer or employee of the Division, or to any relative of any such person or to any entity controlled directly or indirectly by, or otherwise affiliated with, such person, in any amount whatsoever other than for compensation for services rendered since the start of the current pay period of Seller and for business expenses.

                  3.11 INSURANCE. SCHEDULE 3.11 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller relating solely to the Division at any time during the three (3) years prior to the date of this Agreement and the annual or other premiums payable thereunder. Except as disclosed in Schedule 3.11, attached hereto, there are no outstanding requirements or recommendations by any insurance company that issued any policy of insurance applicable, in whole or in part, to the properties or operations of the Division or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the Division of, or any repairs or other work to be done on or with respect to any of the properties or assets of, Seller. Seller has not received any notice or other communication from any such insurance company within the two (2) years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and to the knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened.

                  3.12 BROKERAGE. Seller has not dealt with, and is not obligated to make any payment to, any finder, broker, investment banker or financial advisor other than Salomon Smith Barney in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

                  3.13 KNOWLEDGE. Certain of the representations and warranties are made "to the knowledge." The parties hereto agree that the meaning of such expression shall in all cases be understood as comprising actual knowledge and belief of the persons identified on SCHEDULE 3.13 after reasonable inquiry of the Division's employees and representatives and reasonable review of the Division's files, books and records.

                  3.14 TAXES.

                           (a) DEFINITIONS.  For purposes of this Agreement:

                                    (i) The term "Taxes" means all federal,
         state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to taxes, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                                    (ii)The term "Returns" means all returns,
         declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns;

                                    (iii) The term "Code" means the Internal
         Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                           (b) Seller has paid or will pay when due or
finally settled all Taxes relating to the Division or to the Acquisition Assets which are or become due or payable for all periods up to and including the Closing Date (other than those to be paid by Buyer hereunder). Seller has properly filed on a timely basis, or so will file when due, all Returns relating to the Division or the Acquisition Assets for all periods up to and including the Closing Date (other than those to be filed by Buyer hereunder).

                           (c) LIENS. There are no liens for Taxes (other
than for current Taxes not yet due and payable) on the Acquisition Assets.

                           (d) FOREIGN PERSON. Seller is not a person other
than a United States person within the meaning of the Code.

                  3.15 PRODUCT LIABILITY AND RECALLS.

                           (a) Except as set forth in SCHEDULE 3.15 attached
hereto, there is no action, suit, claim, inquiry, proceeding, or investigation in any case by or before any court or governmental body pending or, to the best knowledge of Seller, threatened, against or involving the Division relating to any product alleged to have been designed, manufactured, or sold by the Division and alleged to have been defective or improperly designed or manufactured.

                           (b) Except as set forth in SCHEDULE 3.15 attached
hereto, there is no pending, or to the best knowledge of Seller, threatened recall or investigation of any product sold by Seller in connection with the Division.

                  3.16 UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) to the extent reflected or reserved for on the Financial Statements;
(ii) liabilities or obligations disclosed in the Schedules thereto; or (iii) liabilities or obligations incurred in the ordinary course of business since the date of the Financial Statements or reflected on the Closing Date Balance Sheet.

                  3.17 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in SCHEDULE 3.17 attached hereto, to the best knowledge of Seller, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller, acquisition of property by Seller, or the conduct of business by Seller as currently conducted by Seller.

                  3.18 NO ILLEGAL OR IMPROPER TRANSACTIONS. To Seller's knowledge, neither the Seller nor any stockholder, officer, or employee of Seller, has directly or indirectly, used funds or other assets of the Division, or made any promise or undertaking in such regards, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any person, firm, corporation, or other entity, or any director, officer, employee, agent, or representative thereof; (d) gifts, entertainment, or other expenses that materially jeopardize the normal business relations between the Division and any of its customers; or (e) the establishment or maintenance of a secret or unrecorded fund which would violate any material law.

                  3.19 INVENTORY. The inventory reflected in the most recent financial statements of the Division is carried at an amount not in excess of the lower of cost or net realizable value, in each case, net of applicable reserves. The inventory is merchantable and fit for the purpose for which it was procured or manufactured, and no inventory is obsolete, damaged or defective, or not usable or saleable within one year after the Closing Date in the ordinary course of business of the Division as heretofore conducted, except to the extent reflected in applicable reserves.

                  3.20 NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ACQUISITION ASSETS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR

FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS SO SET FORTH, THE ACQUISITION ASSETS ARE SOLD TO BUYER "AS IS AND WHERE IS."

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

                  4.1 ORGANIZATION; GOOD STANDING; AND CORPORATE AUTHORITY.
Tyco is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. IP Buyer is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. Each of Tyco, Buyer and IP Buyer has the full corporate power and authority to conduct all of the business and activities conducted by it and to own or license all of the assets owned or leased by it, and is duly licensed or qualified to do business and in good standing as a foreign corporation under the laws of every jurisdiction in which the nature of the activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on Tyco, Buyer or IP Buyer. Each of Tyco, Buyer and IP Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by each of Tyco, Buyer and IP Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of each of Tyco, Buyer and IP Buyer, enforceable against each of them in accordance with their respective terms.

                  4.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture or other instrument to which Buyer is a party or by which it is bound, Buyer's Articles of Incorporation and Bylaws or other governing instruments, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

                  4.3 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

                  4.4 BROKERAGE. Buyer has not dealt with, and is not obligated to make any payment to, any finder, broker or investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

                  4.5 SUFFICIENT FUNDS. Buyer has sufficient funds available for the payment of the Purchase Price upon consummation of the transactions contemplated hereby.

                  4.6 RELIANCE ON REPRESENTATIONS AND WARRANTIES. Buyer acknowledges that it enters into this Agreement and agrees to consummate the transactions contemplated hereby in sole reliance on the express representations and warranties contained in this Agreement and not upon any other information furnished to Buyer by Seller. BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ACQUISITION ASSETS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF AND BUYER IS PURCHASING THE ACQUISITION ASSETS "AS IS AND WHERE IS."

         5. CLOSING. The closing of the transactions herein contemplated (the "CLOSING") shall, unless another date, time or place is agreed to in writing by the parties hereto, take place at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, 47th Floor, Los Angeles, California 90071 at 10:00 a.m., Los Angeles time, on June 30, 2000 or, if later, the third business day following expiration of the waiting period under the HSR Act, as defined below (the "CLOSING DATE").

         6.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

                  6.1 ACCESS.

                           6.1.1 FOR THE BUYER.

                           (a) Between the date hereof and the Closing Date, (i)
Buyer's authorized representatives shall have reasonable access during normal business hours to all properties, operations, books, records, contracts, and documents of Seller relating to the Division, (ii) Seller will furnish and request its accountants and outside legal counsel to furnish to Buyer all information with respect to its affairs and the business of the Division that Buyer may reasonably request, (iii) Buyer shall have the right to discuss the affairs and the business of the Division with the employees of Seller and (iv) authorized representatives of Buyer shall have reasonable access during normal business hours to all Real Property in order to conduct environmental surveys and tests; provided: (1) without the prior written approval of Seller, Buyer shall not communicate with any employee of Seller or the Division, other than the employees listed on Schedule 6.1.1, attached hereto; (2) Buyer will not enter any of the premises of the Division, without first making arrangements with Seller, and any such visits shall be minimized to the extent practicable to avoid disruption of the Business; (3) that all surveys and tests shall be conducted in such a manner as to minimize the disruption to the business of the Division; (4) that at least two days prior to entering any parcel of Real Property, Buyer shall provide Seller with written notice of its intention to enter a specific parcel of Real Property and a description of and schedule for the proposed activities it plans to undertake; (5) that Buyer shall cause the work to be done by qualified employees, consultants and contractors who are reasonably acceptable to Seller; and (6) that Buyer shall, at its own expense and immediately after completion of the investigating activities, restore the Real Property to substantially the same condition it was in prior to Buyer's entry.

                           (b) Prior to the execution and delivery of this
Agreement, Seller has not provided Buyer with access to certain competitively information concerning the Division, as set forth on SCHEDULE 6.1.1 attached hereto ("Sensitive Information"). Promptly following the date of this Agreement, and in no event later than [INSERT DATE] , Seller shall provide Buyer access to the Sensitive Information. Buyer agrees that it shall implement internal procedures to assure that the Sensitive Information will not be made available, until completion of the transactions contemplated hereby, to any person engaged in sales or marketing, or in the establishment of pricing or pricing policy in any activity of Buyer which is engaged in competition with the Division.

                           6.1.2 FOR THE SELLER. After the Closing Date, upon
reasonable prior notice, (i) authorized representatives of Seller shall have reasonable access during normal business hours to all books, records, contracts and documents of Buyer pertaining to periods prior to the Closing and relating to the Division, and may make copies thereof, to the extent that Seller reasonably determines necessary in connection with the preparation of Seller's tax returns, or in connection with any tax, insurance, litigation or other proceeding or activity and (ii) in connection therewith, Seller shall have reasonable access to discuss the relevant affairs and business of the Division with the employees of Buyer.

                  6.2 CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

                           6.2.1 CONFIDENTIALITY. The Confidentiality Agreement
between Buyer and Seller dated April 25, 2000 shall continue in full force and effect and shall apply to all information concerning the Division obtained by Buyer pursuant hereto.

                           6.2.2 PUBLIC ANNOUNCEMENTS. Any public announcement
or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the parties jointly determine. Seller will consult with Buyer concerning the means by which Seller's employees will be informed of the transactions contemplated by this Agreement, and Buyer shall have the right to be present for any such communication.

                  6.3 CONDUCT OF BUSINESS OF DIVISION. The business of the Division shall be conducted from the date hereof through the Closing Date in accordance with prior practice and in the ordinary course of the business of the Division, and without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Buyer) do or cause or permit to occur any act, event or other occurrence which is represented or warranted not to have occurred since December 31, 1999 in Section 3.4.3 hereof. Not later than five
(5) days prior to Closing, Seller shall update all Schedules hereto to reflect changes occurring subsequent to signing this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. Such supplement or amendment will be deemed to have amended the applicable schedule to have qualified the representations and warranties contained in Article 3 and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the matter(s) set forth in the amendment or supplement..

                  6.4 PRESERVATION OF ORGANIZATION. Seller shall use its best efforts to preserve the business of the Division and the organization of Seller, to keep available to Buyer the services of Seller's present employees, and to preserve for Buyer Seller's favorable business relationships with its suppliers, its customers and others with whom business relationships exist.

                  6.5 CURRENT INFORMATION. Seller will advise Buyer in writing immediately, but in any event prior to the Closing, of:

                           (a) the occurrence of any event which renders any of
the representations or warranties set forth herein inaccurate in any material respect or the awareness of Seller that any representation or warranty set forth herein was not accurate in all material respects when made; and

                           (b) the failure of Seller to comply with or
accomplish any of the covenants or agreements set forth herein in any material respect. Seller will also provide Buyer, promptly on becoming available, copies of all operating and financial reports prepared by, or in the normal conduct of business of, the Division.

                  6.6 CONTRACTS. Between the date hereof and the Closing
Date, Seller will not, without the prior written consent of Buyer, (a) amend in any material respect or terminate any Contract listed on SCHEDULE 1.1(e), or (b) enter into or become a party to or submit any bid or proposal for any contract, agreement, instrument, arrangement, purchase order or commitment with any customer of the Division under which the reasonably anticipated costs and expenses of the Division will exceed its anticipated receipts.

                  6.7 COMPLETION OF TRANSACTION; HART-SCOTT-RODINO. Buyer and Seller shall use all necessary efforts to complete the transaction contemplated hereby. Buyer and Seller acknowledge that the transactions contemplated by this Agreement require filings with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated under such Act (the "HSR ACT"). Buyer and Seller shall each promptly file with the FTC and the Antitrust Division the notifications and reports required to be filed pursuant to the HSR Act and shall undertake in good faith to file promptly any supplemental information which may be requested in connection therewith which notifications and reports will comply in all material respects with the requirements of the HSR Act. Buyer and Seller shall each furnish to the other such information as either may reasonably request to make such filings.

                  6.8 ACCOUNTS RECEIVABLE. If Seller receives any payments on Accounts Receivable of the Division after the Closing Date, Seller shall promptly forward such amounts to Buyer.

                  6.9 CONDITION TO TRANSFER OF CERTAIN CONTRACTS.

                           (a) Seller shall use commercially reasonable efforts
to procure all consents, approvals or waivers which must be obtained by Seller and which are necessary for completion of the transactions described herein, including all required consents from third parties under the Contracts or otherwise and all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting Seller or its businesses or properties so that the Division may continue to be operated by Buyer without interruption or any adverse effect following the Closing. However, nothing herein shall require Seller to make any material payment in connection with the foregoing.

                           (b) Notwithstanding anything herein to the contrary,
the parties hereto acknowledge and agree that at the Closing Seller will not assign to Buyer any such Contract which by its terms requires the consent of any other contracting party thereto unless each such consent has been obtained prior to the Closing Date. With respect to each such unassigned Contract, after the Closing Date Seller shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party and shall use its best efforts to obtain the consent of all required parties to the assignment of such Contract, but Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such Contract. Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under any such Contract the benefits of which Buyer is receiving after the Closing Date.

                  6.10 WAIVER OF COMPLIANCE WITH BULK SALES LAWS. Buyer and Seller hereby waive compliance with the requirements of the Michigan Bulk Transfer Law and Florida Bulk Transfer Law and any other applicable bulk sales laws of any other jurisdiction.

                  6.11 EMPLOYEES.

                           (a) Buyer shall offer employment commencing on the
Closing Date, on substantially similar compensation terms as those offered by Seller, to any individual who is actively employed by the Division as of the Closing Date (collectively, the "TRANSFERRED EMPLOYEES"). An employee of the Division who is absent on the Closing Date due to vacation or holiday or who has been absent as a result of a short-term or long-term disability prior to the Closing Date shall be considered actively at work on the Closing Date. On and after the Closing Date, Buyer shall comply, at its expense, with all employment laws with respect to the Transferred Employees employed as of the Closing Date, including, but not limited to, the Family and Medical Leave Act, the American Disability Act, and all federal or state laws on military leave. Transferred Employees shall be enumerated in SCHEDULE 6.11. Subject to paragraph (b) below, nothing herein shall limit the right of Buyer to make such changes in compensation, position, or responsibilities of employees of the Division as it may deem appropriate following the Closing.

                           (b) Buyer agrees that as of the Closing Date and for
a six-month period thereafter, Buyer shall provide the Transferred Employees, for so long as they remain employees of the Division, with employee benefits that are no less favorable in the aggregate than those provided to them immediately prior to the Closing Date. With respect to Buyer's benefit plans, service accrued by Transferred Employees while employed by Seller shall be recognized for all purposes except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other welfare benefits that are provided at any time to Transferred Employees, any applicable pre-existing exclusions shall be waived and any expenses incurred before such time under Seller's comparable plan shall be taken into account under Buyer's plan for purposes of satisfying applicable deductible, co-payment and maximum out-of-pocket provisions, provided that such information is provided to Buyer within 90 days following the Closing Date.

                           (c) All Transferred Employees shall cease active
participation in Seller's Employee Benefit Plans as of the Closing Date except to the extent required under Section 4980(B) of the Internal Revenue Code of 1986, as amended. Seller shall be responsible under the Anthony Industries Inc. Life, AD&D, Medical and Dental Insurance and workers' compensation for claims incurred by Transferred Employees and their eligible dependents on or prior to the Closing Date.

                  6.12 TAXES. Seller and Buyer shall share equally any transfer, sales or use or similar taxes relating to the transactions contemplated hereby upon the consummation of such transactions.

                  6.13 COVENANT NOT TO COMPETE.

                           (a) Seller agrees that, as part of the consideration
for payment by Buyer of the Purchase Price, for a period of five years immediately following the Closing Date, neither Seller nor any of its divisions or subsidiaries will, directly or indirectly, operate, perform, have any interest in, or otherwise be engaged in or concerned with a business which develops, manufactures, prepares, sells, installs, or distributes products or performs services in competition with the Division. For these purposes, ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of 10% of any class of such securities shall not be considered to be competition with Buyer.

                           (b) Further, Seller agrees that for a period of three
years following the Closing Date, neither Seller nor any of its related or affiliated entities will induce any of Seller's employees hired by Buyer on the Closing Date to terminate his or her relationship with Buyer and to work in a business that competes with the Business.

                           (c) Each of Seller and Buyer acknowledges the
restrictions on its activities under Sections 6.13(a) and (b) hereof (as the case may be) and constitute a material inducement to Buyer's entering into and performing this Agreement. Each of Seller and Buyer further acknowledges, stipulates, and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to the other party for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, the other party and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.

                  6.14 COOPERATION WITH LITIGATION. After the Closing Date, Buyer shall cooperate with Seller and give Seller reasonable access during normal business hours to all properties, operations books, records, contracts, and documents of Buyer relating to proceedings for which Seller retains responsibility pursuant to the terms of this Agreement and shall furnish and request its accountants and outside legal counsel to furnish to Seller all information with respect to such proceedings as Seller may reasonably request. Seller shall also have the right to discuss such proceedings with the employees of Buyer after the Closing Date.

                  6.15 PRODUCT CLAIMS. Buyer and Seller shall enter into mutually acceptable arrangements for the handling and review of obligations and liabilities (other than non-contractual product liability claims for defective products) in respect of products sold by the Division prior to the Closing, whether or not constituting Assumed Liabilities, in order that: (i) for so long as Buyer continues to engage in the Division business, at the request (and in the discretion) of Seller, all such claims shall be administered by Buyer, and warranty, replacement and repair work will be performed or provided for by Buyer in respect of Excluded Liabilities on the same basis as performed or provided in the case of Assumed Liabilities, with Seller to reimburse Buyer for all costs in respect of Excluded Liabilities and (ii) Seller shall have a reasonable right to review and audit Buyer's records pertaining to such obligations and liabilities.

         7. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Seller:

                  7.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Buyer contained in this Agreement shall have been true and complete in all material respects on the date hereof and shall be true and complete in all material respects on the Closing Date with the same effect as if made on the Closing Date, and Buyer shall have executed and delivered to Seller at Closing a certificate to such effect.

                  7.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of Buyer contained in this Agreement and required to be performed by Buyer on or before the Closing Date shall have been performed in all material respects, and Buyer shall have executed and delivered to Seller at Closing a certificate to such effect.

                  7.3 OPINION OF COUNSEL FOR BUYER. Seller shall have received an opinion of counsel for Buyer, M. Brian Moroze, Esq., substantially in the form of EXHIBIT A hereto and otherwise in form and substance reasonably satisfactory to and addressed to Seller and dated the Closing Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Buyer as to factual matters and on opinions of other counsel of good standing whom such counsel believes to be reliable as to matters with respect to which the laws of jurisdictions other than Delaware and California are applicable.

                  7.4 ADDITIONAL CLOSING DOCUMENTS. Buyer shall have delivered to Seller at or prior to the Closing such documents (including a certificate of officers of Buyer) as Seller may reasonably request in order to enable Seller to determine whether the conditions to Seller's obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  7.5 NO LEGAL BAR. None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties or any corporate entity, in connection herewith, or in connection with any of the transactions contemplated hereby.

                  7.6 HSR EXPIRATION/TERMINATION. The waiting period (and any statutory extension thereof) under the HSR Act shall have expired or been terminated and no action, suit or proceeding shall have been initiated by the Antitrust Division or the FTC challenging the transactions provided in this Agreement under the Clayton Act or the Sherman Act.

                  7.7 MICHIGAN DEPARTMENT OF ENVIRONMENTAL QUALITY, WASTE MANAGEMENT DIVISION APPROVAL. The Michigan Department of Environmental Quality, Waste Management Division (the "Department") shall have approved the transactions contemplated hereby pursuant to the Department's rights under the Michigan Contract.

         8. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by Buyer:

                  8.1 CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in this Agreement shall have been true and complete in all material respects on the date hereof and shall be true and complete in all material respects on the Closing Date with the same effect as if made on the Closing Date (except for any breach of such representations and warranties, which when combined with all other breaches of such representations and warranties, would not result in a Material Adverse Effect), and Seller shall have executed and delivered to Buyer at Closing a certificate to that effect.

                  8.2 PERFORMANCE OF COVENANTS AND AGREEMENTS. All of the covenants and agreements of Seller contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects, and Seller shall have delivered to Buyer at Closing a certificate to that effect.

                  8.3 OPINION OF COUNSEL FOR SELLER. Buyer shall have received an opinion of counsel for Seller, Gibson, Dunn & Crutcher LLP, substantially in the form of EXHIBIT B hereto and otherwise in form and substance reasonably satisfactory to and addressed to Buyer and dated the Closing Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Seller as to factual matters and on opinions of other counsel of good standing whom such counsel believes to be reliable as to matters with respect to which the laws of jurisdictions other than Delaware or California are applicable.

                  8.4 NO LEGAL BAR. None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

                  8.5 TRANSFER DOCUMENTS. Seller shall have executed and delivered to Buyer such bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Acquisition Assets or any part thereof as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Buyer of the Acquisition Assets.

                  8.6 HSR EXPIRATION/TERMINATION. The waiting period (and any statutory extension thereof) under the HSR Act shall have expired or been terminated and no action, suit or proceeding shall have been initiated by the Antitrust Division or the FTC challenging the transactions provided in this Agreement under the Clayton Act or the Sherman Act.

         9.       SURVIVAL; INDEMNIFICATION.

                  9.1 SURVIVAL. The representations and warranties contained in this Agreement and in any document delivered in connection herewith shall survive the Closing Date solely for the purposes of this Section 9 and shall terminate at the close of business eighteen (18) months following the Closing Date; provided, that the representations and warranties contained in Sections 3.2, 3.3, 3.8.3 and 3.14 shall survive until the applicable statute of limitations runs. No claim may be asserted by Tyco, Buyer or IP Buyer for any breach of representation or warranty herein after the survival period therefor.

                  9.2 INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Tyco, Buyer, IP Buyer and their directors, officers, employees, agents, successors, affiliates and assigns (the "BUYER PARTIES") from and against, and reimburse the Buyer Parties on demand with respect to, any and all loss, damage (including any decrease in the value of property or securities acquired hereunder), liability, claims, cost and expense, including reasonable attorneys', accountants', consultants' and engineers' fees (collectively, "DAMAGES"), incurred by a Buyer Party by reason of or arising out of or in connection with (a) the breach of any representation or warranty contained in Section 3, or in any certificate expressly delivered to Buyer pursuant to this Agreement; provided, that, Seller shall not indemnify and hold harmless the Buyer Parties from and against any Damages incurred by a Buyer Party to the extent that an item that is the subject of a breach of a representation or warranty is reflected on the Closing Date Balance Sheet;
(b) the failure of Seller to perform any agreement or covenant required by this Agreement to be performed by it; or (c) any failure of Seller to pay, perform or discharge any of the Excluded Liabilities in accordance with the terms thereof.

                  9.3 INDEMNIFICATION BY BUYER. Tyco, Buyer and IP Buyer agree to indemnify and hold harmless Seller and its directors, officers, employees, agents, successors, affiliates and assigns (the "SELLER PARTIES") from and against, and to reimburse the Seller Parties on demand with respect to, any and all Damages incurred by a Seller Party by reason of or arising out of or in connection with (a) the breach of any representation or warranty contained in Section 4, or in any certificate expressly delivered by Tyco, Buyer and/or IP Buyer to Seller under this Agreement; (b) the failure of Tyco, Buyer or IP Buyer to perform any agreement or covenant required by this Agreement to be performed by it; or (c) the failure of Tyco, Buyer or IP Buyer to pay, perform or discharge any of the Assumed Liabilities in accordance with the terms thereof.

                  9.4 GENERAL INDEMNIFICATION LIMITATIONS; REMEDIATION.

                           (a) No claim for indemnification by a Buyer Party
pursuant to Section 9.2 or a Seller Party pursuant to Section 9.3 shall be asserted until (i) with respect to claims by a Buyer Party, the aggregate amount of all Damages incurred by the Buyer Parties under such indemnification provisions exceed $350,000 (the "BASKET AMOUNT") (at which point only Damages in excess of such first $350,000 of Damages shall be paid) and (ii) with respect to


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

claims by a Seller Party, the aggregate amount of all Damages incurred by the Seller Parties under such indemnification provisions exceed $350,000 (at which point only damages in excess of such $350,000 of Damages shall be paid). Seller's liability in respect of all claims for breach of representations and warranties hereunder shall not exceed $5,000,000 in the aggregate (the "CAP"). The Basket Amount and the Cap shall not be applicable to claims arising under Sections 3.2, 3.3, 3.8.3 and 3.14 hereof or with respect to Excluded Liabilities, provided that the Basket Amount shall apply to obligations and liabilities in respect of products sold by the Division prior to the Closing Date and referred to in Section 2.3(i) hereof. The Basket Amount shall be reduced to the extent of any obligations and liabilities incurred by Buyer pursuant to the last sentence of Section 2.3
(i), above.

                           (b) Seller's liability with respect to remediation
of Hazardous Substances shall be limited to liability for remediation to standards required by any governmental authority with jurisdiction over Seller under applicable Environmental Laws, taking into account current and reasonably foreseeable uses of the property. Seller shall have the right to conduct and control any such remediation. Seller shall provide to Buyer copies of any correspondence, reports or other documents between Seller and any governmental authority, and any drilling logs and sample or other test results, regarding any such remediation. In undertaking any such remediation, Seller shall cause the work to be done by qualified employees, consultants and contractors who are reasonably acceptable to Buyer. Buyer shall provide Seller reasonable access to its property for that purpose; provided that all remediation shall be conducted in such a manner as to minimize the disruption to Buyer's business, to the extent it is commercially reasonable to do so.

                  9.5 NOTICE OF CLAIMS. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified person") shall promptly notify the other party (the "indemnifying person") of the claim, such notice to be in writing and to describe (a) the Damages allegedly incurred, (b) the amount thereof, if known, (c) any complaints, subpoena or other documents served against the indemnified person in connection with such Damages, and (d) the method of computation of such Damages (but the failure so to notify an indemnifying person shall not relieve it from any liability which it may have under this
Section 9 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it might otherwise have). An indemnified person shall not settle or compromise any claim by a third party for which such indemnified person is entitled to indemnification hereunder without the prior written consent (not to be unreasonably withheld) of the indemnifying person, unless suit in respect of such claim shall have been instituted against the indemnified person, the indemnifying person shall not have taken control of such suit pursuant to Section 9.6 after notification thereof and the indemnifying person shall have received written notice of the proposed settlement and the terms thereof.

                  9.6 THIRD PARTY CLAIMS. In the case of any third party claim, action or suit as to which indemnification is sought, the indemnifying person shall have the right at any time to notify the indemnified person that it elects to conduct and control such action or suit. If the indemnifying person does not give the foregoing notice and/or until the indemnifying party gives such notice, the indemnified person shall have the right to defend and contest such action or suit in the exercise of its exclusive discretion and settle or compromise such suit, subject to the provisions of the last sentence of Section 9.5. The indemnifying person shall, upon request from


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

any indemnified person, promptly pay to such indemnified person in accordance with the other terms of this Section 9 the amount of any Damages. If the indemnifying person gives the foregoing notice, the indemnifying person shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying person, the conduct and settlement of such action or suit (other than a settlement which requires or prohibits any action on the part of, or involves any admission by, the indemnified person, in which event the consent of such indemnified person shall be required, but shall not be unreasonably withheld), and the indemnified person shall cooperate with the indemnifying person in connection with any such action or suit; provided, that (a) the indemnifying person shall permit the indemnified person to participate in such conduct or settlement through counsel chosen by the indemnified person, but the fees and expenses of such counsel shall be borne, after the indemnifying person has given notice that it elects to conduct and control such action or suit, by the indemnified person and (b) the indemnifying person shall agree promptly to reimburse to the extent required under this Section 9 the indemnified person for the full amount of any Damages resulting from such action or suit, except fees and expenses of counsel for the indemnified person incurred after the assumption of the conduct and control of such action or suit by the indemnifying person. So long as the indemnifying person is contesting any such action or suit in good faith, the indemnified person shall not pay or settle any such action or suit.

                  9.7 PAYMENTS. All payments made under this Section 9 shall be made by wire transfer in immediately available funds in U.S. dollars.

                  9.8 REMEDIES EXCLUSIVE. If the Closing occurs, the remedies provided in this Section 9 shall be the exclusive remedy for monetary damages (whether at law or in equity) with respect to this Agreement and the transactions contemplated herein.

                  9.9 CERTAIN DAMAGES. Notwithstanding anything else contained in this Section 9, no Buyer Party or Seller Party shall be entitled to consequential Damages hereunder.

         10.      TERMINATION OF AGREEMENT

                  10.1 EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the Closing:

                           (a) by mutual agreement of Seller and Buyer; or

                           (b) by Buyer, following payment to Seller of the
amount required by Section 11.8(b), on or before the expiration of 5 business days following the time on which Seller shall have provided Buyer access to the Sensitive Information, if based upon such review Buyer determines, in good faith, that the facts are materially different from those considered by it in determining to enter into this Agreement:

                           (c) by Buyer, if the conditions set forth in
Section 8 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred within 75 days of the date of this Agreement; or

                           (d) by Seller, if the conditions set forth in Section
7 shall not have been


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

complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred within 75 days of the date of this Agreement.

                  10.2 RIGHTS AND OBLIGATIONS ON TERMINATION. Except as otherwise provided in Section 11.8(b), any termination pursuant to Section
10.1 shall not affect any rights (at law or in equity) that any party may have against any other party hereto as a result of any breach by such other party of its obligations hereunder. If this Agreement is terminated and abandoned as provided in this Section 10, each party will redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that the foregoing restriction shall not apply to any documents, work papers, material or information which is a matter of public knowledge or is otherwise in the public domain.

         11.      MISCELLANEOUS PROVISIONS.

                   11.1 CONSTRUCTION. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

                  11.2 NOTICES. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telecopy, telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  If to Buyer:         Ludlow Building Products, Inc.
                                       10351 Verdon Road
                                       P.O. Box 2002
                                       Doswell, VA 23047
                                       Fax:  (804) 876-3139
                                       Attention: President

                  With copies to:      Tyco International (US) Inc.
                                       One Tyco Park
                                       Exeter, NH 03833
                                       Fax: (603) 778-2823
                                       Attention:  General Counsel


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

                  If to IP Buyer:      Tyco Plastics Services AG
                                       Schwertstrasse-9
                                       CH-8200, Schaffhausen, Switzerland
                                       Fax: 41 52 633-0259
                                       Attention:  Managing Director

                  If to Seller:        K2 Inc.
                                       4900 South Eastern Avenue
                                       Suite 200
                                       Los Angeles, California  90040
                                       Fax:  (323) 724-0470
                                       Attention:  Richard M. Rodstein


                  With copies to:      Gibson, Dunn & Crutcher LLP
                                       333 South Grand Avenue
                                       Suite 4800
                                       Los Angeles, California 90071
                                       Fax:  (213) 229-7520
                                       Attention:  Andrew E. Bogen

                  11.3 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; PROVIDED, HOWEVER, that either Buyer or IP Buyer may assign its rights and obligations, in whole or in part, to an affiliate without Seller's consent. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

                  11.4 AMENDMENTS AND WAIVERS. This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by each party. No condition to any party's obligations and no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party whose obligations are subject to such condition or who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

                  11.5 REMEDIES. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder now or hereafter existing at law or in equity or by statute or otherwise, and the election by a party of one or more remedies shall not constitute a waiver of the party's right to pursue any other available remedies.

                  11.6 ATTORNEYS' FEES. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such claim.

                  11.7 BINDING NATURE OF AGREEMENT. The Agreement includes each of the Schedules and Exhibits which are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and assigns.

                  11.8 EXPENSES.

                           (a) The costs and expenses of Seller, including
the legal fees and disbursements of Gibson, Dunn & Crutcher LLP shall be borne by Seller. The costs and expenses of Buyer, including legal fees and disbursements, shall be borne by Buyer.

                           (b) In the event Buyer shall terminate this
Agreement pursuant to Section 10.1(b), Buyer shall promptly make payment to Seller of the sum of $1,000,000 as full compensation to Seller for its costs and expenses in connection with this Agreement and the damage to its business which will result from a termination of this Agreement pursuant to Section 10.1(b).

                  11.9 ENTIRE AGREEMENT. This Agreement and the
Confidentiality Agreement contain the entire understanding of the parties and supersede all prior agreements and understandings relating to the subject matter hereof.

                  11.10 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  11.11 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                  11.12 SECTION HEADINGS. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.


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

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                  SELLER:            K2 Inc.,
                                     a Delaware corporation

                                     By:     ________________________
                                     Name:   ________________________
                                     Title:  ________________________

                  TYCO:              Tyco International (US) Inc.

                                     By:     ________________________
                                     Name:   ________________________
                                     Title:  ________________________

                  BUYER:             Ludlow Building Products, Inc.

                                     By:     ________________________
                                     Name:   ________________________
                                     Title:  ________________________

                  IP BUYER:          Tyco Plastics Services AG
                                     a Swiss corporation

                                     By:     ________________________
                                     Name:   ________________________
                                     Title:  ________________________


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